Exhibit 10.1

Saks Incorporated

Amended and Restated 2000 Change of Control and Material Transaction Severance Plan

Effective Date November 16, 2004

1. General

A. Purpose. The Saks Incorporated Change of Control and Material Transaction Severance Plan (this “Plan”) protects a designated group of associates against some of the financial consequences of several adverse events affecting employment so as to attract and retain the associates and motivate them to enhance the value of the underlying businesses of Saks Incorporated (the “Company”) and its subsidiaries. This Plan is intended to qualify as an unfunded welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

B. Effective Date of this Plan. The effective date of this Plan is November 16, 2004 (the “Effective Date”).

2. Eligibility and Participation

A. Eligibility. Subject to the next sentence, on the Effective Date each associate of the Company or a subsidiary of the Company listed on Schedule 1 to this Agreement (each an “Employer”) who is either (i) in a position of employment listed on Schedule 2 to this Plan on or after the Effective Date or (ii) designated by the Company’s Employee Benefits Committee (each person referred to in either (i) or (ii), a “Designated Associate”), shall become a participant in this Plan. If the Designated Associate has rights to severance compensation from the Designated Associate’s Employer pursuant to a written agreement, the Designated Associate shall not be a participant in this Plan unless and until the Designated Associate waives all of the Designated Associate’s rights to severance compensation pursuant to the written agreement in form and substance satisfactory to the Employee Benefits Committee in its sole discretion. Each Designated Associate who becomes a participant in this Plan in accordance with this subsection A. is a “Participant” except as otherwise provided in this Plan. All store managers and all exempt associates reporting directly or indirectly to store managers are excluded from participating in the Plan and none of them is a Participant. The Company’s Employee Benefits Committee and its successors with comparable functions are referred to in this Plan as the “Committee”.

B. Notice of Participation. The Company shall notify Participants in writing of their participation in this Plan, give each Participant a copy of this Plan upon Participant’s request, and otherwise comply with the requirements of ERISA.

C. Termination of Participation. A Participant’s participation in this Plan shall automatically terminate, without notice to or consent of Participant, and after the termination of participation the Designated Associate shall not be treated as a Participant, upon the earliest to occur of the following events:

(i) the Designated Associate’s death;

(ii) the Designated Associate suffers, on or before termination of employment with all Employers, a mental or physical condition that (a) prevents the Designated Associate from reasonably discharging the duties of the Designated Associate’s position, and (b) is attested to in writing by a physician selected by the Employer and reasonably acceptable to the Designated Associate;

(iii) the Employer’s termination of the Designated Associate’s employment for any reason except as the result of, and within two years after, a Change of Control (defined in Section 7.B.) or a Reduction in Force (defined in Section 7.I.); and

(iv) the Designated Associate terminates the Designated Associate’s own employment, except for Good Reason (defined in Section 7.G.) within two years after a Change of Control.

When the participation of a Designated Associate in this Plan terminates in accordance with this Section 2.C., the Designated Associate shall not be entitled to severance pay or other benefits under this Plan following termination of participation.

D. Determination of Eligibility. To the fullest extent permitted by law, a Participant’s eligibility for severance pay and other benefits under this Plan shall be determined by the Committee in its sole discretion.

3. Severance Benefits

A. Termination. Subject to a Participant’s termination of participation pursuant to Section 2.C. and the conditions set forth below, if:

(i) Participant’s employment with the Employer is terminated by the Employer as the result of a Reduction in Force as to Participant;

(ii) subject to the last sentence of this subsection A. and to subsection B. of this section, Participant’s employment with the Employer is terminated by the Employer as the result of, and within two years after, a Change of Control; or

(iii) Participant terminates Participant’s own employment with the Employer for Good Reason within two years after a Change of Control;

then Participant shall be entitled to severance pay and other benefits under this Plan in the amounts provided in Sections 3.C. and 3.D. of this Plan. For the avoidance of doubt, Participant shall be entitled to severance pay in accordance with clause (ii) of this subsection A only if the Employer’s termination of Participant’s employment is without Cause and is the direct result of, and within two years after, a Change of Control, and termination after a Change of Control for reasons of Participant’s inadequate job performance shall not entitle the Participant to severance pay.

B. Limitation.

A transfer of a Participant’s position of employment from one Employer (the “Original Position”) to a position of employment with another Employer or to an affiliate of either shall not constitute a termination of employment for purposes of subsection A.(ii) of this Section if the new position of employment (i) includes at least the same annual base salary amount and at least the same annual base rate of bonus potential (determined as a percentage of annual base salary) as the Original Position’s annual base salary amount and annual base rate of bonus potential (determined as a percentage of annual base salary), (ii) includes duties, responsibilities, and authority that are comparable to the Original Position’s duties, responsibilities, and authority, and (iii) is located not more than fifty miles from the location of the Original Position.

C. Amount of Severance Pay.

(i) The amount of severance pay to which a Participant is entitled in accordance with Section 3.A. shall be equal to the amount listed on Schedule 2. “Base Salary” on Schedule 2 means Participant’s weekly base salary in effect immediately prior to the termination of employment (but subject to the next sentence). Any reduction in weekly base salary that either (i) results in, occurs in connection with, or otherwise precedes a termination resulting from a Reduction in Force or a termination without Cause or (ii) constitutes Good Reason, shall be ignored for purposes of determining Base Salary.

(ii) If a Participant is employed in a position of employment by more than one Employer, Participant shall be entitled to only one severance payment in accordance with this Plan upon termination regardless of the number of employment positions terminated. Participants shall not be entitled to any other duplicative severance payment.

(iii) If a Participant’s employment with the Employer is terminated by the Employer as a result of a Reduction in Force as to Participant and the termination occurs within two years after a Change of Control, Participant shall be entitled to only one severance payment in accordance with this Plan upon termination.

(iv) Participants are not required to mitigate their damages, and severance pay is not subject to mitigation.

(v) Except as required by Section 6.J and unless the Company or the Employer shall have acted in bad faith or engaged in intentional misconduct, no Employer shall be liable to a Participant for any damages with respect to this Plan exceeding the amount of severance pay to which Participant is entitled in accordance with this Plan.

(vi) The Employer may deduct and withhold from severance pay all amounts required to be deducted or withheld by law.

D. Other Benefits. If the Employer maintains a pension plan in which Participant is a participant, Participant shall be entitled to credited service, if available under and as limited by, the pension plan, as amended from time to time, for a period of time represented by the number of weeks of base salary payable to Participant in accordance with this Plan.

E. Time of Payment. All severance payments shall be paid, at the Employer’s election, either in a lump sum or in substantially equal monthly installments (without interest). Lump sum payments shall be made, and monthly installments shall begin, not later than 15 days following Participant’s termination of employment.

4. Claims

A. Claims Procedure. If any Participant has a claim for benefits under this Plan that are not being paid, Participant may file with the Secretary of the Committee a written claim setting forth the amount and nature of the claim, supporting facts, and Participant’s address. The Chairman of the Committee shall designate an individual to review the claim (the “Authorized Representative”). The Authorized Representative shall notify Participant of the Authorized Representative’s decision in writing by registered or certified mail within 60 days after the Authorized Representative’s receipt of the claim or, under special circumstances, within 120 days after its receipt of the claim. If the claim is denied, the written notice of denial shall list the reasons for denial, refer to pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for Participant to realize the claim, and explain the claim review procedure under this Plan.

B. Claims Review Procedure. If the Authorized Representative denies a Participant’s claim, Participant may file a written request for review of the denial by the Committee. The Committee shall review the claim and notify Participant in writing of its decision within 30 days after receipt of the request. In special circumstances, the Committee may extend for up to 30 additional days the deadline for its decision. The notice of the final decision of the Committee shall include the reasons for its decision and specific references to the provisions of this Plan on which the decision is based. The decision of the Committee shall be final and binding on all parties.

C. ERISA Rights.

(i) Participants may obtain copies of all Plan information upon written request to the Plan Administrator. The Plan Administrator and others who operate this Plan must do so prudently and in the interest of Participants. No Employer or other person may fire or otherwise unlawfully discriminate against a Participant in any way to prevent Participant from obtaining a severance benefit or exercising his or her rights under ERISA. If discrimination occurs, Participant may seek assistance from the U.S. Department of Labor or may file suit in a federal court.

(ii) A Participant is entitled to receive a written explanation of the reasons for the denial of Participant’s claim, and to have the Committee review and reconsider the claim. Participant may file suit in a state or federal court to challenge any claim denial.

(iii) Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if materials are requested from this Plan and are not received within 30 days, Participant may file suit in a federal court. In that event, the court may require the Plan Administrator to provide the materials and pay Participant up to $100 a day until the materials are received, unless due to reasons beyond the control of the Plan Administrator. The court will decide who should pay court costs and legal fees. The court may order either Participant or the person sued by Participant to pay legal costs and fees. Contact the Plan Administrator for answers to questions. If a Participant has any questions about this Section 4.C. or about rights under ERISA, contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

D. Agent for Service of Legal Process. Service of legal process upon this Plan shall be made upon the Plan Administrator at the address indicated in Section 5.B. of this Plan.

5. Administration

A. Plan Sponsor. The Company is Plan Sponsor for this Plan and an Employer participating in this Plan. The Company’s address is 750 Lakeshore Parkway, Birmingham, Alabama 35211.

B. Plan Administrator. The Company shall administer this Plan through the Committee. The address of the Plan Administrator is:

Employee Benefits Committee

750 Lakeshore Parkway

Birmingham, Alabama 35211

Attn: Secretary

C. Quorum. A majority of the members of the Committee shall constitute a quorum for any meeting held concerning this Plan. The act of a majority of the members of Committee, whether at a meeting or approved in writing without a meeting, shall be the valid act of the Committee.

D. Duties. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of this Plan, whether or not the powers and duties are specifically described in this Plan including without limitation the power to:

(i) provide rules for the management, operation, and administration of this Plan and, from time to time, amend or supplement the rules;

(ii) construe this Plan in the Committee’s sole discretion to the fullest extent permitted by law, which shall be final and conclusive upon all persons; and

(iii) correct any defect, supply any omission, or reconcile any inconsistency in this Plan in a manner and to the extent as the Committee shall deem appropriate in its sole discretion to carry this Plan into effect.

E. Binding Authority. The decisions of the Committee and its duly authorized delegate within the powers conferred by this Plan shall be final and conclusive for all purposes of this Plan, and shall not be subject to any appeal or review other than pursuant to Section 4.

F. Exculpation. No member of the Committee shall be directly or indirectly responsible or otherwise liable by reason of any action or default as a member of the Committee or of the exercise of or failure to exercise any power or discretion as the member, except for any action, default, exercise or failure to exercise resulting from the member’s gross negligence or willful misconduct. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee or any of its advisors, agents, or representatives.

G. Indemnification. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of the member’s membership on the Committee, except for expenses and liabilities arising out of the member’s gross negligence or willful misconduct.

H. Compensation. Members of the Committee who are employees of the Company shall not receive any compensation for their services rendered as members.

I. Information. The Company may furnish to the Committee in writing all information the Committee requires to exercise its powers and duties in the administration of this Plan. The information may include, without limitation, the names of all Participants, their earnings and their dates of birth, employment, retirement or death. The information shall be conclusive for all purposes of this Plan, and the Committee shall be entitled to rely on the information without investigation.

J. Self Interest. No member of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to the member’s benefits, if any, under this Plan.

6. General Provisions

A. Non-Property Interest. This Plan is unfunded. Any liability of an Employer to any person with respect to benefits payable under this Plan shall give rise only to a claim as an unsecured creditor against the general assets of the Employer. Any Participant who may have or claim any interest in or right to any compensation, payment, or benefit payable under this Plan shall rely solely upon the unsecured promise of Participant’s Employer for payment. Nothing in this Plan shall give to or vest in Participant or any other person, now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance, annuity policy, or contract, or other property of any kind whatsoever owned by the Employer, or in which the Employer may have any right, title, or interest now or at any time in the future.

B. Other Rights. Subject to the next sentences of this subsection B., this Plan supersedes (1) the Carson Pirie Scott & Co. 1994 Executive Severance Plan as amended and restated, effective as of April 3, 1998, the Younkers, Inc. Change In Control Severance Plan, and the Saks Holdings, Inc. Executive Severance Policy (each a “Superseded Plan”), which plans and policy are terminated and of no force or effect from and after the effective date of this Plan, and (2) all other plans, policies, and programs providing severance pay benefits for the Designated Associates (together, the “Existing Programs”), under which Existing Programs the Designated Associates shall have no rights to receive severance pay benefits from and after the effective date of this Plan (the terms of the Existing Programs to the contrary notwithstanding). If a Participant has vested rights under a Superseded Plan or one of more of the Existing Programs on the effective date of this Plan, (i) those vested rights shall continue until they terminate in accordance with the terms of the Superseded Plan or Existing Program and (ii) unless and until such vested rights terminate in accordance with the terms of the applicable Superseded Plan or Existing Program, Participant shall have no rights, and neither the Company nor any Employer shall have any obligation to Participant, of any kind under this Plan, including without limitation pursuant to Section 2 of this Plan. This Plan shall not affect or impair the rights or obligations of an Employer or a Participant (other than with respect to severance pay benefits) under any other contract, arrangement, or pension, profit sharing, or other compensation plan.

C. Amendment or Termination. (i) This Plan (including Schedules 1 and 2) may be amended, suspended, or terminated by the Committee in its sole discretion, subject to the approval of the Chief Executive Officer of the Company and subject to subsections (ii) and (iii).

(ii) If this Plan is amended, suspended, or terminated after a Participant’s employment is terminated by the Employer as a result of a Reduction in Force, Participant’s rights under this Plan to receive the severance pay and other benefits under this Plan shall continue in full force and effect as if the amendment, suspension, or termination had not occurred.

(iii) If this Plan is amended, suspended, or terminated within two years after a Change of Control, Participant’s rights under this Plan to receive the severance pay and other benefits under this Plan if (a) Participant’s employment is terminated without Cause within two years after the Change of Control or (b) Participant terminates Participant’s own employment for Good Reason within two years after the Change of Control, in each case shall continue in full force and effect as if the amendment, suspension, or termination had not occurred.

(iv) If the Company ceases to own, directly or through subsidiaries, at least 50.1% of outstanding voting stock or at least 50.1% of the outstanding equity interests of an Employer, then, subject to the next sentences, (a) the Employer shall cease to be an Employer for purposes of this Plan (an “Employer Termination”), and (b) the participation in this Plan of all Participants that are employed by such Employer shall automatically terminate, without notice to or consent of the Participants. If an Employer Termination occurs after a Participant’s employment is terminated by the Employer as a result of a Reduction in Force, Participant’s rights under this Plan to receive the severance pay and other benefits under this Plan shall continue in full force and effect as if the Employer Termination had not occurred. If an Employer Termination occurs within two years after a Change of Control, Participant’s rights under this Plan to receive the severance pay and other benefits under this Plan if (a) Participant’s employment is terminated without Cause within two years after the Change of Control or (b) Participant terminates Participant’s own employment for Good Reason within two years after the Change of Control, in each case shall continue in full force and effect as if the Employer Termination had not occurred.

D. Severability. If any term or condition of this Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of this Plan, with the exception of the invalid or unenforceable provision, shall not be affected and shall continue in effect and application to its fullest extent. If, however, the Committee determines in its sole discretion that any term or condition of this Plan which is invalid or unenforceable is material to the interests of the Company, the Committee may, subject to subsection C. of this section, declare this Plan null and void in its entirety.

E. No Employment Rights. Neither the establishment of this Plan, any provisions of this Plan, nor any action of the Committee shall be held or construed to confer upon any employee the right to a continuation of employment by Participant’s Employer. Subject to any applicable employment agreement, each Employer reserves the right to dismiss any employee, or otherwise deal with any employee, to the same extent as though this Plan had not been adopted.

F. Incapacity. If the Committee determines that a Participant is unable to care for Participant’s affairs because of illness or accident, any benefit due Participant may be paid to Participant’s spouse or to any other person deemed by the Committee to have incurred expense for Participant (including a duly appointed guardian, committee, or other legal representative), and any payment shall be a complete discharge of the Employer’s obligation under this Plan.

G. Successors and Assigns; Transferability of Rights. This Plan is binding upon the Company and each Employer and the successors (including without limitation by merger or otherwise by operation of law) and permitted assigns of each. Each Employer shall have the unrestricted right to transfer its obligations under this Plan with respect to one or more Participants to any person, including without limitation to any purchaser of all or any part of the Employer’s business. No Participant or spouse of a Participant shall have any right to commute, encumber, transfer, or otherwise dispose of or alienate any present or future right or expectancy that Participant or the spouse may have at any time to receive payments of benefits under this Plan, which benefits and the right are expressly declared to be nonassignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any right granted under this Plan, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of the facts they deem pertinent), be grounds for terminating any rights of Participant or the spouse to any portion of this Plan benefits not previously paid.

H. Entire Document. This Plan, as amended from time to time, supersedes any and all prior understandings, agreements, descriptions, and arrangements regarding the subject matter of this Plan, except for written employment or severance agreements executed and delivered by an Employer.

I. Governing Law. This Plan shall be construed, administered, and enforced according to the laws of the State of Alabama, except to the extent those laws are preempted by the federal laws of the United States of America.

J. Enforcement. If a Participant brings any litigation to enforce Participant’s rights under this Plan, the Company shall reimburse Participant for reasonable attorney’s fees and disbursements incurred in the litigation if (i) Participant obtains a final court order awarding Participant damages in an amount equal to 50% or more of the damages Participant demanded in the litigation, or (ii) Participant and the Company or Participant’s Employer agree in writing to a settlement in which the Company or the Employer agrees to pay Participant an amount equal to 50% or more of the damages Participant demanded in the litigation.

7. Definitions

A. “Cause” means any act or any failure to act on the part of Participant which constitutes:

(i) Participant’s conviction, after all applicable rights of appeal have been exhausted or waived, for any crime that materially discredits the Company or the Participant’s Employer or is materially detrimental to the reputation or goodwill of the Company or the Participant’s Employer;

(ii) commission of any material act of fraud or dishonesty by Participant against the Company or Participant’s Employer or commission of an immoral or unethical act that materially reflects negatively on the Company or Participant’s Employer, but only if Participant shall first be provided by the Company or Participant’s Employer with written notice of the alleged immoral or unethical act and then shall have the opportunity to contest the alleged immoral or unethical act before the chief executive officer of the Company;

(iii) Participant’s willful and continual material breach of the material terms and conditions of Participant’s employment with Participant’s Employer; or

(iv) Participant’s willful violation of any policy of Participant’s Employer that in accordance with the Employer’s customary practices results in discharge after the first occurrence.

No act or failure to act by a Participant will be deemed “willful” unless it is done, or omitted to be done, by Participant in bad faith or without reasonable belief that the action or omission was in the best interests of the Company or Participant’s Employer.

B. “Change of Control” means the happening of any one or more of the following:

(i) Any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Company, a subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the beneficial owner of the Company’s securities having 25 percent or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election for directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

(ii) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity (excluding any subsidiary or former subsidiary of the Company) entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transactions; or

(iii) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

C. “Committee” is defined in Section 2.A.

D. “Company” is defined in Section 1.A.

E. “Designated Associate” is defined in Section 2.A.

F. “Employer” is defined in Section 2.A.

G. “Good Reason” means Participant’s (a) annual base salary amount or annual base rate of bonus potential (determined as a percentage of annual base salary) is reduced or (b) location of employment with the Employer is changed by the Employer to a location that is more than fifty miles from the location of Participant’s employment with the Employer on the day first preceding a Change of Control.

H. “Participant” is defined in Section 2.A.

I. “Reduction in Force” means (1) the termination of Participant’s employment with the Participant’s Employer due to the elimination of Participant’s position or job function (each an “Eliminated Position”) that occurs as a result of or in connection with the sale or other transfer for consideration to an acquiror that is not an affiliate of the Company of any material asset or assets (considered alone or together if a series of related transactions) of the Company or any Employer, excluding each transaction referred to above in this sentence that also constitutes a Change of Control, and (2) Participant is not offered another position of employment (to begin immediately following the elimination of the Eliminated Position) by the Employer, the acquiror, or any affiliate of either, that includes each of the following:

(i) at least the same amount of annual base salary and at least the same annual base rate of bonus potential (determined as a percentage of annual base salary) as the Eliminated Position’s amount of annual base salary and annual base rate of bonus potential (determined as a percentage of annual base salary); and

(ii) if a Change of Control has occurred, is located not more than fifty miles from the Eliminated Position’s location.

[signatures on next page]

Saks Incorporated

By:	/S/ JAMES S. SCULLY
James S. Scully
Executive Vice President

Cafe SFA - Minneapolis, Inc., Carson Pirie Holdings, Inc., Carson Pirie Scott Insurance Services, Inc., CP Holdings Virginia, LLC, Herberger’s Department Stores, LLC, Jackson Leasing, LLC, McRae’s of Alabama, Inc., McRae’s Stores Partnership, McRae’s Stores Services, Inc., McRIL, LLC, Merchandise Credit, LLC, McRae’s, Inc., New York City Saks, LLC, NorthPark Fixtures, Inc., Parisian, Inc., Parisian Virginia, LLC, PMIN General Partnership, Saks & Company, Saks Direct, Inc., Saks Distribution Centers, Inc., Saks Fifth Avenue Distribution Company, Saks Fifth Avenue Food Corporation, Saks Fifth Avenue of Texas, Inc., Saks Fifth Avenue Texas, L.P., Saks Fifth Avenue, Inc., Saks Holdings, Inc., Saks Shipping Company, Inc., Saks Wholesalers, Inc., SCCA, LLC, SCCA Store Holdings, Inc., SCIL, LLC, SCIL Store Holdings, Inc., SFA Holdings, Inc., SFA Realty, Inc., SFAILA, LLC, Tex SFA, Inc., and The Restaurant at Saks Fifth Avenue Corporation

By:	/S/ CHARLES J. HANSEN
Charles J. Hansen
Executive Vice President

Schedule 1

Subsidiaries of the Company

1.	Cafe SFA - Minneapolis, Inc.
2.	Carson Pirie Holdings, Inc.
3.	Carson Pirie Scott Insurance Services, Inc.
4.	CP Holdings Virginia, LLC
5.	Herberger’s Department Stores, LLC
6.	Jackson Leasing, LLC
7.	McRae’s, Inc.
8.	McRae’s of Alabama, Inc.
9.	McRae’s Stores Partnership
10.	McRae’s Stores Services, Inc.
11.	McRIL, LLC
12.	Merchandise Credit, LLC
13.	New York City Saks, LLC
14.	NorthPark Fixtures, Inc.
15.	Parisian, Inc.
16.	Parisian Virginia, LLC
17.	PMIN General Partnership
18.	Saks & Company
19.	Saks Direct, Inc.
20.	Saks Distribution Centers, Inc.
21.	Saks Fifth Avenue Distribution Company
22.	Saks Fifth Avenue Food Corporation
23.	Saks Fifth Avenue, Inc.
24.	Saks Fifth Avenue of Texas, Inc.
25.	Saks Fifth Avenue Texas, L.P.
26.	Saks Holdings, Inc.
27.	Saks Wholesalers, Inc.
28.	SCCA, LLC
29.	SCCA Store Holdings, Inc.
30.	SCIL, LLC
31.	SCIL Store Holdings, Inc.
32.	SFA Holdings, Inc.
33.	SFA Realty, Inc.

Schedule 2

Position of Employment (Group of Designated Executives)	Severance Payment in Accordance with Section 3.C (Weeks of Base Salary)

Division Presidents and Corporate Executive Vice Presidents and Senior Vice Presidents	104 weeks

Division Executive Vice Presidents and Senior Vice Presidents	78 weeks

Corporate Vice Presidents and Division DMMs	52 weeks

Director-level associates and Buyers	26 weeks

Other exempt associates	(1) 2 weeks plus (2) 1 week per completed year of service measured from employment anniversary date to employment anniversary date up to a maximum of 12 weeks. For example, the total severance payment for associates with 5 completed years of service would be 7 weeks of base salary and the total severance payment for associates with 12 or more completed years of service would be 14 weeks of base salary.